Exhibit 3.01


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                      OF LIFELINE THERAPEUTICS CORPORATION


     Pursuant to the provisions of the Colorado Business Corporation Act, the Articles of Incorporation of Lifeline Therapeutics Corporation (the "Corporation") are hereby amended and restated in their entirety.

     The amendment was recommended by a Statement of Consent approved by the Corporation's Board of Directors on October 25, 2004 and by its shareholders on ________, 2005. The number of votes for approval was sufficient.

     The following sets forth the amended and restated articles of incorporation of Lifeline Therapeutics Corporation and shall be effective from the time that these amended and restated articles of incorporation are accepted for filing by the Secretary of State of Colorado:


Article I Corporate Name

     The name of this Corporation is: Lifeline Therapeutics Corporation


Article II Period of Duration

     The duration of this Corporation shall be perpetual.


Article III Principal Office and Registered Agent

     The address of the Corporation's principal office is: 7609 Ralston Road, Arvada, CO 80002

     The registered agent of the Corporation is Michael A. Littman at the Corporation's principal office as set forth above.


Article IV Corporate Powers

     The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the laws of Colorado. Article V

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Capital Stock

     Section 1. Capital Stock. The authorized capital stock of the Corporation is two hundred, fifty million (250,000,000) shares of Series A Common Stock at a par value of $.001 per share and shall be voting stock; two hundred fifty million (250,000,000) shares of Series B Common Stock at a par value of $.0001 per share and shall be non-voting shares; and fifty million (50,000,000) shares of preferred stock at a par value of $.0001, which shall be non-voting shares, and which may, at the discretion of the Board of Directors, be issued in alphanumerical series with the rights and preference designated at the time of issue by the board of Directors.

     Section 2. Share Options and Other Rights. The Corporation may create and issue share options and other rights, as that term is defined in Section 7-106-205 of the Colorado Business Corporation Act, and shall determine the rights, form and content, and the consideration, if any, for which shares or fractions of shares, assets, debts or other obligations of the Corporation are to be issued pursuant to such share options and other rights.

     Section 3. Share Transfer Restrictions. The Board of Directors may impose transfer restrictions on the Corporation's outstanding securities, and may require that certificates be issued to reflect that the shares bear an appropriate legend. These restrictions may include, but are not limited to any restrictions required by federal or applicable state securities laws.

     Section 4. Quorum Requirements. The quorum for any meeting of shareholders of the Corporation shall be one-third of the total number of shares entitled to vote at such meeting, or if there are separate voting groups, one-third of the total number of shares entitled to vote in each voting group shall constitute a quorum.


Article VI No Cumulative Voting

Cumulative voting of shares of stock is not authorized.


Article VII No Preemptive Rights

No shareholder of any stock in the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, bonds, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any new or additional shares.


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Article VIII Board of Directors

     Section 1. Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors authorized to serve on the Board of Directors shall be established by the Board of Directors, but will be no fewer than one person.

     Section 2. Staggered Terms. When there are more than five members of the Board of Directors, the Board of Directors shall divide the membership into three groups of directors, each group containing one-third of the total, as near as may be possible and shall propose the directors for election to those groups by the shareholders. In that case, the term of the first group expires at the next annual meeting following the annual meeting at which the shareholders elected the first group; the term of the second group expires at the second annual meeting after their election by the shareholders; and the term of the third group expires at the third annual meeting after their election by the shareholders. Upon the expiration of the initial staggered terms, directors shall be elected for terms of three years to succeed those whose terms expire.


Article IX Amendment of Bylaws

     In furtherance and not in limitation of the powers conferred by the Colorado Business Corporation Act, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.


Article X Indemnification of Directors, Officers, Employees, Fiduciaries and Agents

     Section 1. Mandatory Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he/she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation as a director, officer, trustee, employee, fiduciary, or agent of or in any similar managerial or fiduciary position of another domestic or foreign Corporation or other individual or entity or of an employee benefit plan.

     Section 2. Indemnification by Resolution or Contract. The Corporation also shall indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract or otherwise, so long as such provision is legally permissible.

     Section 3. Indemnification Rights Not Exclusive. The foregoing rights of indemnification shall not be exclusive of other rights to which he/she may be entitled to under applicable state law.

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     Section 4. Effect of Repeal or Modification. Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of any person entitled to indemnification under this
Article X as in effect immediately prior to the repeal or modification, with respect to any liability that would have accrued, but for this Article X, prior to the repeal or modification.


Article XI Limitations of Liability

     Section 1. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages otherwise existing for:

     (a) any breach of the director's duty of loyalty to the Corporation to its shareholders;

     (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (c) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or

     (d) any transaction from which the director directly or indirectly derived any improper personal benefit.

     Section 2. Further Amendment. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended.

     Section 3. Effect of Repeal or Modification. Any repeal or modification of this Article XI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation under this
Article XI as in effect immediately prior to the repeal or modification, with respect to any liability that would have accrued, but for this Article XI, prior to the repeal or modification.